Exhibit 99.1

For More Information:

CCG Investor Relations 10960 Wilshire Blvd, Suite 2050 Los Angeles, CA 90024 (310) 231-8600 ext 103 Crocker Coulson, President crocker.coulson@ccgir.com	Excelligence Learning Corporation 2 Lower Ragsdale Drive, Suite 200 Monterey, CA 93940 (831) 333-2000 Vikas Arora, VP, General Counsel & Secretary varora@excelligencemail.com

FOR IMMEDIATE RELEASE

EXCELLIGENCE LEARNING CORPORATION ANNOUNCES

DELAY IN FILING OF FORM 10-Q

MONTEREY, Calif., August 12, 2005 - Excelligence Learning Corporation (NasdaqSC: LRNS) announced today that the filing of its quarterly report on Form 10-Q for the three months ended June 30, 2005 and the release of its financial results for the same period will be delayed pending the conclusion of an internal investigation being conducted under the direction of the Audit Committee of its Board of Directors. On July 20, 2005, the Audit Committee initiated an internal investigation of allegations by current and former accounting personnel that the Company had improperly failed to record and accrue for certain obligations for the period and fiscal year ended December 31, 2004. The Company has placed its Chief Financial Officer on administrative leave pending the results of the investigation.

The Audit Committee has retained Paul, Weiss, Rifkind, Wharton and Garrison LLP as independent legal counsel to lead the investigation and to direct forensic accounting consultants retained to assist in the investigation. The Company has also engaged a consultant to oversee day-to-day accounting and finance matters during the Chief Financial Officer’s leave.

No determination has been made as to whether any restatement may be required in the Company’s financial statements for the fiscal year ended December 31, 2004 or subsequent periods. To date, the Company’s investigation is focused primarily on determining whether or not the Company properly accrued for certain obligations currently believed to total approximately $300,000 in its financial statements for fiscal year 2004; however, a final determination of the magnitude of such under-accrual, if any, and of changes, if any, that may be required in any of the Company’s previously filed financial statements cannot be made until the investigation is complete. As part of its investigation, the Company is also reviewing the potential related impact of an under-accrual for fiscal year 2004, if any, on its financial statements for the first quarter of 2005. In the event that adjustments to the Company’s consolidated financial statements for fiscal year 2004 or a restatement of any of the Company’s previously released financial results is required, it could result in the determination that there is a material weakness in the Company’s internal control over financial reporting. The Company anticipates it will next report on this matter when the investigation is complete.

The Company is endeavoring to have the investigation completed as soon as possible. However, the Company cannot estimate at this time when the investigation will conclude. Until the investigation is complete and the findings are assessed, the Company will be unable to complete its June 30, 2005 financial close and its registered independent public accountants will be unable to finish their interim review of the Company’s financial statements for the three and six months ended June 30, 2005. As a result, the Company will be unable to timely file its second quarter Form 10-Q. The Company currently cannot estimate when it may file its Form 10-Q for the three months ended June 30, 2005, but will do so as soon as practicable following the resolution of the foregoing matter.

Excelligence has notified the Securities and Exchange Commission and The NASDAQ Stock Market that the Company’s Form 10-Q filing for the three months ended June 30, 2005 will be delayed while the investigation is being completed. The Company does not believe at this time that it will be able to file its Form 10-Q within the five-day extension of the filing deadline permitted under Rule 12b-25. If the Company fails to file its Form 10-Q by August 15, 2005 and does not request a five-day extension, the Company will no longer be in compliance with Marketplace Rule 4310(c)(14), a condition for the continued listing of the Company’s common stock on The NASDAQ SmallCap Market. The Company anticipates that it will request and participate in a hearing before a NASDAQ panel regarding its compliance with the listing standards.

About Excelligence Learning Corporation

Excelligence Learning Corporation is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The Company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. With its proprietary product offerings, a multi-channel distribution strategy and extensive management expertise, the Company aims to foster children’s early childhood and elementary education. The Company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the Company develops, markets and sells educational products through multiple distribution channels primarily to early childhood professionals and, to a lesser extent, consumers. Through its Elementary School segment, the Company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. Those parties then resell the products either as a fundraising device for the benefit of a particular school, student program or other community organization, or as a service project to the school. Excelligence Learning Corporation’s headquarters is in Monterey, California and its website is www.excelligencelearning.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as the investigation of the Company’s previously released financial statements and accruals for certain obligations, the potential failure to accrue for approximately $300,000 of certain obligations, possible changes to or restatement of financial statements, the time needed to complete the investigation, possible material weaknesses in internal controls over financial reporting, and compliance with NASDAQ listing requirements. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties, including those set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Excelligence’s web site at www.excelligencelearning.com. There can be no assurance that the investigation discussed in this release or subsequent processes will be timely completed, that any modifications or changes will be made or, if made, can be timely or effectively implemented or implemented before any delisting proceeding is concluded by the NASDAQ Stock Market. In addition, the Company’s financial results and stock price may suffer as a result of this investigation and any subsequent determination from this process. The forward-looking statements in this earnings release are made as of August 12, 2005, and Excelligence Learning Corporation does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.